Exhibit 99.2

HERBORIUM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2006

HERBORIUM, INC.

TABLE OF CONTENTS

SIX MONTHS ENDED MAY 31, 2006

HERBORIUM, INC.

CONSOLIDATED BALANCE SHEETS

	May 31, 2006	November 30, 2005
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash	$5,129	$182
Accounts receivable	5,082	23,266
Inventory	52,120	56,740
Prepaid expenses and other current assets	2,432	2,528
Total current assets	64,763	82,716

Property and equipment, net of accumulated depreciation of $17,527; $16,039-2005	7,658	8,459
Other assets	26,211	20,553

	$98,632	$111,728
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	$134,003	$36,852
Credit cards payable	125,049	121,330
Lines of credit payable	179,818	181,425
Current portion of long-term debt	2,754	2,640
Other loans	13,000	-
Due to stockholders	167,157	149,443
Total current liabilities	621,781	491,690

Long-term debt, net of current portion	983	3,228
	622,764	494,918
Stockholders’ deficiency:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000 shares authorized, 300 shares issued and outstanding	20,000	20,000
Common stock subscribed; no shares issued and outstanding	188,500	188,500
Additional paid-in capital	180,000	180,000
Accumulated deficit	(912,632)	(771,690)
Total stockholders’ deficiency	(524,132)	(383,190)

	$98,632	$111,728

Note:	The balance sheet at November 30, 2005 has been derived from the audited financial statements at that date.

See accompanying notes to the consolidated financial statements.

HERBORIUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended May 31,
	2006	2005
	(Unaudited)
Net sales	$386,984	$411,804

Cost of sales	185,533	191,765

Gross profit	201,451	220,039

Operating expenses	318,931	237,160

Loss from operations	(117,480)	(17,121)

Interest expense	21,949	17,257

Loss before provision for income taxes	(139,429)	(34,378)

Provision for income taxes	1,513	1,951

Net loss	$(140,942)	$(36,329)

See accompanying notes to the consolidated financial statements.

HERBORIUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended May 31,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net loss	$(140,942)	$(36,329)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	2,469	2,582
Changes in assets (increase) decrease:
Accounts receivable	18,184	(1,121)
Inventory	4,620	16,100
Prepaid expenses and other current assets	96	(935)
Changes in liabilities increase (decrease):
Accounts payable and accrued expenses	97,151	(26,888)
Net cash used by operating activities	(18,422)	(46,591)

Cash flows used by investing activities:
Purchase of equipment	(686)	(3,933)
Purchase of amortizable assets	(6,640)	(1,763)
Net cash used by investing activities	(7,326)	(5,696)

Cash flows from financing activities:
Proceeds (repayment) of lines of credit	(1,607)	6,456
Proceeds (repayment) of long-term debt	(2,131)	2,036
Due to stockholders	17,714	28,520
Credit card payable	3,719	19,053
Other loans	13,000	-
Net cash provided by financing activities	30,695	56,065

Net increase in cash	4,947	3,778
Cash, beginning of period	182	-

Cash, end of period	$5,129	$3,778

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$513	$1,451
Interest	21,949	17,257

See accompanying notes to the consolidated financial statements.

HERBORIUM, INC.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 30, 2006

1.	Organization and nature of business:

Herborium, Inc., (the “Company”) was incorporated in the State of Delaware on June 4, 2002, and is the surviving entity following a merger of G.O. International, Inc. (“G.O.”), a New Jersey corporation, with and into the Company effective June 6, 2002. Prior to this merger, G.O. offered proprietary, natural and complementary healthcare solutions to consumers and healthcare professionals seeking alternative answers to disease treatment, management, and prevention. The Company’s business model is based on owning, or exclusively licensing, and marketing a portfolio of clinically validated proprietary products, the innovative use of information technology and a proactive approach to meeting the changes and challenges of the new healthcare marketplace. Its products are bio-herbaceutical medicines (botanical therapeutics) that have a record of clinical efficacy and safety but are not recognized as ethical pharmaceuticals by the Federal Drug Administration (“FDA”). Historically, substantially all of the Company’s revenue has been derived from the sale of AcnEase through its corporate website.

On November 11, 2005, the Company entered into a Letter of Intent (“LOI”) to merge with Pacific Magtron International Corporation, Inc. (“PMIC”), a publicly traded Nevada Corporation, that on May 11, 2005 filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. On August 11, 2006, the Bankruptcy Court entered an order confirming an amended plan of reorganization. Under the provisions of the LOI and the plan of reorganization, the stockholders of the Company will exchange 100% of their common stock of the Company for an 85% post-Merger interest in PMIC immediately following the Merger, with the Company being the surviving entity. The Merger was consummated on September 18, 2006.. Although PMIC is deemed the legal acquirer, the Company is deemed the accounting acquirer since generally accepted accounting principles require that the entity whose stockholders retain a majority interest in a combination be treated as the acquirer under purchase accounting rules. In connection with the merger, PMIC is changing its name to Herborium Group, Inc.

HERBORIUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2005 AND 2004

2.	Significant accounting policies:

a.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Herborium.com, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

b. Estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Interim condensed consolidated financial statements:

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the financial position, results of operations, and cash flows of the Company. These statements, however, do not included all information and footnotes necessary for a complete presentation of the Company’s consolidated financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto, included in the Company’s audited financial statements for the fiscal year ended November 30, 2005, and are not necessarily indicative of the results to be expected for the full year.

3.	Due to stockholders:

For the six months ended May 31, 2006 and 2005, due to stockholders, which consists of unsecured demand loans to the Company with no specified terms, increased by $17,714 and $28,520, respectively.